Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is effective this 23rd day of March, 2005 shall be effective on the date the Partners Bank opens for business (the “Effective Date”), is by and between Partners Bank (In Organization) (the “Bank” or “Employer”) and James S. Weaver (“Executive”), an individual.

Recitals

WHEREAS, Employer and Executive wish to enter into an employment agreement;

WHEREAS, the Employer and Executive desire to set forth certain benefits to which Executive would be entitled to receive as compensation for his employment hereunder and in the event that Executive’s employment is terminated under certain circumstances as described herein;

Agreement

NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, the parties hereby agree as follows:

1. Employment. Employer agrees to employ Executive and Executive agrees to be employed by Employer as President and Chief Executive Officer of the Bank, subject to the terms and provisions of this Agreement.

2. Term. The employment of Executive by Employer will be for a period of two years commencing on the Effective Date.

3. Duties: Extent of Services. Executive shall perform for Employer all duties incident to the position of President and Chief Executive Officer of the Bank. In addition, Executive shall engage in such other services for Employer as Employer from time to time shall direct, commensurate with his position. Executive shall use his best efforts in, and devote his entire time, attention, and energy, to Employer’s business; provided that nothing contained herein is intended to prohibit Executive from spending a reasonable amount of time managing his personal investments and discharging his responsibilities on civic or religious boards as long as such activities do not interfere with his duties and obligations under this Agreement, and provided further that with the approval of the Bank’s Board (which approval shall not be unreasonably withheld), from time to time Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in companies or organizations which, in the Bank Board’s sole judgment, will not present any conflict of interest with the Bank or any of the performance of Executive’s duties under this Agreement, or which will not violate any applicable statute, rule or regulation.

4. Compensation.

During the Term of this Agreement, Executive shall be entitled to the following benefits:

(a).	Compensation: Executive’s annual base salary shall be an amount not less than $130,000. Such base salary shall be payable to Executive in such installments as salary payments are customarily made to executives of the Bank. The Bank shall review the Executive’s salary on an annual basis to determine whether to raise his salary.

(b).	Payment of Social Club Fees, etc.: The Bank shall pay Executive $500 per month to reimburse him for country club dues.

(c).	Insurance: The Bank anticipates that it will provide a group insurance benefit plan, including medical and dental coverage through standard plans offered by Employer, as soon as appropriate for our employees. The Employer shall provide a term life insurance policy at a cost not to exceed $300 per month.

(d).	Vacation, Sick Days, Holidays: Executive shall be entitled to four weeks vacation paid time off per year, in addition to sick days or holidays provided in accordance with the policy of the Bank as may be established by the Bank from time to time and applied to other officers of the Bank.

(e).	Performance Bonuses: The Executive shall receive a cash performance bonus up to 20% of his base salary annually based on the Board’s determination of the Bank’s and the Executive’s performance. No performance bonus is guaranteed. The performance bonus if awarded will be payable to the Executive within 60 days of the end of each of the Bank’s fiscal years during the term of this Agreement.

(f).	Incentive Stock Options: Subject to the Board’s adoption and the shareholder’s approval of an Incentive Stock Option Plan, the Bank will grant the Executive an option to purchase 30,000 shares of Bank common stock at $10.00 per share or fair market value as of the date of this Agreement, whichever is greater, pursuant to the terms of the Incentive Stock Option Plan.

(g).	Reimbursement of Expenses: Automobile Allowance: The Executive shall receive a car allowance of $700 per month. In addition, the Bank shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations under this Agreement, including, but not limited to, reasonable entertainment expenses, whether incurred at Executive’s residence, while traveling, or otherwise. All requests for reimbursement shall be in writing and shall be submitted by Executive to the Bank during the calendar month immediately following the month during which such expense was incurred. Each such request shall contain sufficient detail to enable the Bank to deduct the requested reimbursement for federal income tax purposes.

5. Disclosure of Information. Executive shall not, during or after the term of this Agreement, (i) disclose any confidential information or any information regarding the business or operation of Employer to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any confidential information for any reason other than to future the business of Employer. Executive agrees to return any written confidential information and all copies thereof, upon the termination of Executive’s employment (whether hereunder or otherwise).

6. Non-Competition. Except as specifically provided otherwise in this Agreement, during the period of his employment and for six months thereafter, Executive will not, directly or indirectly, carry on or engage in the business of banking or solicit or do similar business with any customer of the Bank in any county where the Bank has a place of business on the date of termination. The Executive agrees that the geographic scope and duration of the foregoing restriction on competition is reasonable. Executive agrees to execute and deliver such certifications and other instruments as the Employer may reasonable request in order to show compliance with the terms of this provision.

7. Termination.

(a).	Employer shall be obligated to comply with all provisions of this Agreement and may terminate Executive only upon 30 days prior Notice of Termination to Executive; unless such termination is for Cause, in which case such termination shall be effective immediately. Executive shall also have the right to terminate this Agreement for Good Reason, as defined below, or otherwise upon 30 days prior Notice of Termination.

(b).	If Employer terminates Executive’s employment hereunder for Cause, Disability, or Executive’s death or if Executive terminates his employment hereunder without Good Reason, Executive shall not be entitled to any further compensation or other benefits from Employer after the date of termination.

(c).	If Employer terminates Executive’s employment hereunder other than for Cause, Change in Control, Disability, or Executive’s death, Executive shall continue to receive the benefits and compensation provided for in Section 4 for the remainder of the term of this Agreement. Employer shall pay Executive in cash the annual compensation in Section 4(a) payable in equal monthly installments for the remainder of the term of this Agreement, but in no case for less than six months or more than one year.

(d).	If Executive terminates his employment hereunder for Good Reason, all rights and obligations specified in Section 6 shall survive any such termination for the remainder of the term of this Agreement, and Employer shall pay Executive in cash the annual compensation in Section 4(a) payable in equal monthly installments for the remainder of the term of this Agreement, but in no case for less than six months or more than one year.

(e).	If the Executive or Employer terminates the Executive’s employment due to a Change in Control as provided in Section 13(b), the Employer shall pay the Executive one-year’s base salary, plus the compensation remaining under this Agreement, which in no case shall exceed two years’ base salary.

(f).	The provisions of Section 5 shall survive regardless of any termination of Executive’s employment hereunder, whether voluntary or involuntary.

(g).	Effect on Covenant not to Compete: Upon a termination of Executive pursuant to Sections 7(b) or 7(e), the “Non-Competition” prohibition set forth in Section 6 hereof shall terminate and be of no further force or effect.

8. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when hand delivered or sent to the appropriate party by United States mail, by facsimile, or by a reputable overnight express courier.

9. Modifications of Agreement, Choice of Law, and Venue. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, with the venue being Collier County. This Agreement supersedes and cancels any prior employment agreement or understanding entered into between Executive and Employer.

10. Validity. The invalidity of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

11. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Employer. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a). The termination of Executive’s employment shall be for “Cause” under the following situations:

(1). The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank’s Board of Directors other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, action that would have a significant negative impact on the Bank as determined by the Board, willful violation of any law, rule, regulation, or regulatory enforcement agreement or order (other than traffic violations or similar offenses), or material breach of any provision of this Agreement.

(2). If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Sections 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. § 1818[e][3] and [g][1]) the Bank’s obligations under the contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended; and/or (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(3). If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or (g)(1), all obligations of the Bank under the contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(4). If the Bank is in default (as defined in Section 3[x][1] of the Federal Deposit Insurance Act), all obligations under the contract shall terminate as of the date of default, but this Section 13(a)(4) shall not affect any vested rights of the contracting parties.

(5). All obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

(i). by the Director of the Office of Thrift Supervision (“Director”) or his or her designee, at the time of the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

(ii). by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe or unsound condition.

(b). A “Change in Control” shall mean the occurrence during the Term of any of the following events and the occurrence of any event described in Section 13(d):

(1). any transaction whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert of 50% plus one share or more of the outstanding shares of common stock of the Employer, or

(2). the sale of all or substantially all of the assets of the Employer; or

(3). the liquidation of the Employer or a material amount of Employer’s assets; or

(4). the takeover or control of all or substantially all of the operations of employer, through any of the means specified above.

In the event of a Change in Control, if the Executive is required to relocate to an office more than 20 miles from the main office of the Employer or if Executive’s duties, responsibilities, salary or title are reduced below what were in effect immediately prior to the Change in Control, Executive shall be entitled at any time up to one year after the event which effected such Change in Control (the “Change in Control Date”), to give a Notice of Termination and Executive shall be paid, in addition to all accrued but unpaid compensation, a lump sum cash payment (the “Change in Control Payment”). The Change in Control Payment shall be equal to one year’s annual base salary, plus the balance remaining from this Agreement, but not to exceed two years’ base salary and shall be paid without set off of any kind. Additionally, prior to the Change in Control Date, Employer shall notify representatives of the acquiring or successor entity, as the case may be, of Executive’s rights and Employer’s obligations under this Agreement, and without affecting Employer’s obligations to pay Executive hereunder, any such acquiring or successor entity shall become obligated to forthwith pay to Executive for the Change in Control Payment.

(c). “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with Employer for a period of 90 consecutive days, as determined by an independent physician selected with the approval of both Employer and the Executive which shall not be unreasonably withheld.

(d). “Good Reason” shall mean any of the events or conditions described in the following subsections (1) through (7); provided Executive must give Employer written notice of his intent to terminate the Agreement for Good Reason within 30 days of the occurrence of such event and Employer shall not have cured such event or condition within 30 days after having received such notice:

(1). a change in the Executive’s status, title, position or responsibilities (including reporting responsibilities) which, in the Executive’s reasonable judgment, represents an adverse change from his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the

Executive’s reasonable judgment, are inconsistent with his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from, or failure to reappoint or reelect him to, any such status, office, title, position or responsibility; or any other change in condition or circumstances that in the Executive’s reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office that existed at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(2). a reduction in the Executive’s base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

(3). Employer requiring the Executive to be based at any place outside a 20-mile radius from the executive offices occupied by the Executive immediately prior to a Change in Control, except for reasonably required travel on Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

(4). the failure by Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within 30 days preceding the Effective Date of a Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive.

(5). any material breach by Bank of this Agreement;

(6). any purported termination of the Executive’s employment for Cause by the Bank which does not comply with the terms of this Agreement; or

(7). the failure of the Bank to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement.

Any event or condition described in clauses (1) through (7) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates: (A) was at the request of a Third Party; or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of the Agreement.

(e). “Notice of Termination” shall mean a written notice of termination from the Bank or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.

(f). “Termination Date” shall mean, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination.

14. Remedies for Breach.

(a). Arbitration: The Parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 14(b) herein, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing party to said arbitration shall be entitled to an award of reasonable Attorneys’ Fees. The venue for arbitration shall be in Collier County, Florida.

(b). Injunctive Relief: The Parties acknowledge and agree that the services to be performed by Executive are special and unique and that money damages cannot fully compensate Employer in the event of Executive’s violation of the provisions of Sections 5 and 6 of this Agreement. Thus, in the event of a breach of any of the provisions of such Section, Executive agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Executive from any further breach of the terms and provision of such Section. Should Employer prevail in an action seeking such an injunction, Executive shall pay all costs and Attorneys’ Fees incurred by Employer in and relating to obtaining such injunction within 15 days of Employer having obtained. Executive’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of Attorneys’ Fees. Executive hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

(c). Cumulative Remedies: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 14(b) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Executive’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

15. Golden Parachutes.

Notwithstanding any provision of this Agreement to the contrary, Employer shall make no payment to Executive that would be considered a prohibited “golden parachute” or indemnification payment under the provisions of 12 U.S.C. Section 1828(k).

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by Executive and by a duly authorized officer of the Bank as of the date first above written.

Witnesses:		EXECUTIVE

/s/ Barbara Klootz		/s/ James S. Weaver

Attest:		PARTNERS BANK

By:	/s/ Charles T. DeBilio	By:	/s/ John G. Wolf
Its:	Secretary		John G. Wolf, Chairman of the Board

GUARANTEE

As an inducement to Executive to enter into the foregoing Agreement and in consideration, thereof, Partners Financial Corporation unconditionally guarantees to Executive that it will cause the Bank to fully and promptly comply with each and every obligation contained herein. Further, Partners Financial Corporation agrees, without Executive first having to proceed against the Bank, to pay on demand any and all amounts due under the Agreement along with costs, attorney fees or expenses that may be suffered by Executive by reason of the Bank’s default under the Agreement.

Notwithstanding any other provision in this Agreement, this guarantee shall continue in effect during the term of the Agreement and any extension thereof.

Attest:		PARTNERS FINANCIAL CORPORATION

By:	/s/ Charles T. DeBilio	By:	/s/ John G. Wolf
Its:	Secretary		John G. Wolf, Chairman of the Board